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                                                                     EXHIBIT 5.1






                                December 23, 1998

NationsRent, Inc.
450 East Las Olas Boulevard
Fort Lauderdale, FL  33301

         RE:  REGISTRATION STATEMENT ON FORM S-4
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Gentlemen:

         We have acted as counsel to NationsRent, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4, including amendments thereto, (the "Registration Statement"), for the proposed offer by the Company to exchange (the "Exchange Offer") 10 3/8% Senior Subordinated Notes due 2008 (the "New Notes") for an equal principal amount of its outstanding 10 3/8% Senior Subordinated Notes due 2008 (the "Old Notes").

         In connection with the proposed Exchange Offer, we have examined the Company's Certificate of Incorporation and By-laws, as amended and as presently in effect, the Company's relevant corporate proceedings, the Registration Statement, including the Prospectus filed as a part of the Registration Statement (the "Prospectus"), the Indenture dated December 11, 1998, in respect of the Old Notes and the New Notes (the "Indenture"), and such other documents, records, certificates of public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

         We understand that the New Notes are to be issued to the holders of the Old Notes pursuant to the Exchange Offer and are to be available for resale by such holders, all in the manner described in the Prospectus and in the Indenture.

         Based on the foregoing and upon the representations made to us by the officers and directors of the Company, we are of the opinion that when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the New Notes have been duly issued to and exchanged for the Old Notes, all in accordance with the terms of the Exchange Offer, the Indenture and the Registration Statement, such New Notes will be validly issued, fully paid and non-assessable, and will constitute binding obligations of the Company, subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (b) general principles of judicial discretion and equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity or in a bankruptcy proceeding and except that (i) rights to contribution or indemnification may be limited by the laws, rules or regulations of any governmental authority or agency thereof or by public policy and (ii) waivers as to usury, stay or extension laws may be unenforceable).

         This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

                                          Sincerely,

                                          AKERMAN, SENTERFITT & EIDSON, P.A.


                                          /s/ AKERMAN, SENTERFITT & EIDSON P.A.